Exhibit 1.2

Execution Version

Whirlpool Corporation

Notes

Due Nine Months or More From the Date of Issue

TERMS AGREEMENT

May 29, 2012

Whirlpool Corporation

2000 North M-63

Benton Harbor, Michigan 49022-2692

Attention: Treasurer

Subject in all respects to the terms and conditions of the Selling Agency Agreement (the “Agreement”), dated May 29, 2012, between the Purchasers and Agents referenced therein and you, the undersigned agrees to purchase the following Notes of Whirlpool Corporation:

Aggregate Principal Amount:	$300,000,000

Notes Offered:	$300,000,000 4.700% Notes due 2022

Interest Rate:	4.700% per annum

Date of Maturity:	June 1, 2022

Interest Payment Dates:	Semi-annually on June 1 and December 1 of each year, commencing December 1, 2012

Record Dates:	May 15 and November 15 of each year

Change of Control Offer:	Yes

Underwriting Discount:	0.650% of the principal amount

Price to Public:	99.850% of the principal amount

Time of Sale:	2:15 PM, New York City Time, May 29, 2012

Date and Time of Settlement:	June 1, 2012, 9:00 AM, New York City Time

Place for Delivery of Notes and Payment Therefor:	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606

Method of Payment:	Same-day funds via wire transfer

Modification, if any, in the requirements to deliver the documents specified in Sections 2(b) or 6(b) or other Sections of the Agreement:	None

J.P. MORGAN SECURITIES LLC

By:	/s/ Stephen Sheiner
Name:	Stephen Sheiner
Title:	Executive Director

RBS SECURITIES INC.

By:	/s/ Moshe Tomkiewicz
Name:	Moshe Tomkiewicz
Title:	Managing Director

Terms Agreement Signature Page

Accepted:

WHIRLPOOL CORPORATION

By:	/s/ Margaret McLeod
Name:	Margaret McLeod
Title:	Vice President and Treasurer

Terms Agreement Signature Page